DENTSPLY INTERNATIONAL

Moderator: Bret Wise

02-06-08/7:30 a.m. CT

Confirmation # 7468500

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

February 6, 2008

7:30 a.m. CT

Operator: Good day everyone and welcome to the DENTSPLY International 2007 fourth quarter earnings conference call. Today’s conference is being recorded.

At this time, I’d like to turn the conference over to Mr. Bret Wise, the Chairman, President and Chief Executive Officer. Please go ahead, sir.

Bret Wise: Good morning and thank you everyone for joining us for our fourth quarter and full year earnings call. This is Bret Wise, Chairman and CEO and also with us today are Chris Clark, our Executive Vice President and Chief Operating Officer, and Bill Jellison, our Senior Vice President and Chief Financial Officer.

I’d like to begin the call today with the few overview comments on our results and a few strategic items. Chris Clark will then provide some insight on certain items of operational focus. And Bill Jellison will then provide some detailed insights on our financial results both for the quarter and the year. And of course, following our remarks, we’ll be glad to answer any questions that you may have.

Before we get started, it’s important to note that this conference call may include forward-looking statements involving risks and uncertainties and these should be considered in conjunction with

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

02-06-08/7:30 a.m. CT

Confirmation # 7468500

the risk factors and the uncertainties described in the company’s most recent annual report on Form 10-K, our periodic reports on Form 10-Q, our press releases and our conference call transcripts, all which have been filed with the SEC, and this conference call in its entirety will be part of an 8-K filing later this week, which will be available on our Web site.

Last night, we were very pleased to report record sales and earnings for both the fourth quarter and the full year 2007. Our reported sales for the quarter were $541.5 million, which is an increase of 14.9% compared to the 2006 quarter and excluding precious metal content, sales were 489.2 million, which is a 16.1% increase for the quarter and that represents the fastest quarterly expansion we’ve experienced since the third quarter of 2002.

Growth in the quarter, again, Ex-precious metals, was driven by 7.1% internal growth, 3.3% acquisition growth to arrive at a constant currency growth of about 10.4% in total and then, on top of that we added approximately 5.8% pick up from currency. On a geographic basis, internal growth accelerated in the U.S. to 5.5% and total constant currency growth in the U.S. was 11.6%, obviously aided by the acquisitions that we completed in the second half of 2007. Internal growth in Europe was 6.1% and that’s continuing a very strong trend we’ve seen all year, and internal growth for the rest of the world was a phenomenal 12.2% lead by Canada, Middle East, Africa, and Latin America, all which grew double digits and Japan which grew high single digits. So, we believe in each of those regions were certainly growing in excess to market.

I think there are two observations I’d make in the growth for the fourth quarter. First being that I think the results show that the investments that we’ve been making throughout the year paid off with accelerated growth as we entered 2007. You may recall, we had committed to additional investments in sales and marketing, including expanding our sales force to certain key regions and product categories, investments in improved data systems for our selling and our direct marketing efforts, investments in restructuring key businesses and distribution channels differently to accelerate growth, and also expanded investments in clinical education and opinion

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

02-06-08/7:30 a.m. CT

Confirmation # 7468500

leader support for many of our businesses. So, these investments certainly helped deliver accelerated growth in 2007 and we believe they served to improve our key growth platform as we move into 2008. So, obviously, we’re very pleased with those returns.

The second observation I’d make is that DENTSPLY has a very strong international platform of businesses. Our sales outside the U.S. comprised 60% of our mix and we’re really not dependent on any one economy or even region for our growth and performance. So, 2007 was a good example of this where we were making investments to accelerate growth in the future particularly in the U.S. and we had muted growth in the U.S. We were able to outperform in several other regions to deliver what we believe are very good results overall during this period when we are making investments in the U.S. So, I think that’s the testament to the strong balance we have on our business and positions us well for the future even with uncertain economic prospects at this point.

Earnings in the fourth quarter were $.45 per share on the GAAP basis and on a non-GAAP basis, which excludes restructuring and tax adjustments, diluted earnings were $.44 a share in 2007 versus $.37 on that same basis in the 2006 quarter. So, that’s an increase of 18.9% year-over-year. Our fourth quarter earnings were obviously driven by strong sales growth, but also a full percentage point or a 100-basis point improvement in our operating margins in the quarter excluding restructuring charges.

Just a few comments on the full year results for 2007. During 2007 in total, we saw our growth accelerate to 11% and we crossed the $2 billion mark in sales for the first time, which is an important milestone, and just six years after we first achieved $1 billion in sales, in 2001. Excluding precious metal content, sales growth for the year was 12.1%, that’s making it our strongest growth since 2002. You might recall in 2002, we benefited from four very sizable acquisitions that were completed in the last half in 2001. Our full year growth, ex-precious metal was driven by internal growth of 6.4% for the year, acquisition growth added 1.6% for the full year

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

02-06-08/7:30 a.m. CT

Confirmation # 7468500

and currency added 4.1%. The regional internal growth for the full year was 4.2% in the U.S. and 7.3% in Europe and 9.4% for the rest of the world.

Certainly growth recorded in Europe and the rest of the world categories for the full year was well above market. In the U.S. as you know, growth was muted somewhat by the implementation of our Strategic Partnership with our dealers. In the fourth quarter, we began to see faster growth in the U.S., which is rewarding as that initiative with our dealers is now anniversaried and is not a drag in our internal growth in the region. Internal growth for the full year was lead by our specialty businesses which grew double digits on a worldwide basis in aggregate and on a single franchise basis, implants grew at 20% for the full year on the internal growth basis and close to 30% including acquisitions and currency.

Earnings for the full year were $1.68 on a GAAP reported basis and again, excluding tax adjustments and restructuring charges, which is non-GAAP, it was $1.66 per share; a 16.9% improvement over all of 2006. I think it’s important to note that complementing this performance was really extraordinary operating cash flow generation, which on a preliminary basis, grew to approximately $390 million this year, which is more than a 40% improvement over the prior year, and that was aided by improvements in inventory and receivable days particularly in the fourth quarter and also, lower tax payments this year.

Overall, we’re very encourage by our accelerated internal growth, the operating margin improvement that we generated in the fourth quarter which actually did allow us to show an improvement on operating margins for the full year and again, our record cash flow for full year 2007.

Looking forward to 2008, we’re very cognizant of the uncertain economic situation we have, particularly in the U.S. As we said in the past, dentistry is not immune to a slowing or contracting economic environments, but it is much more resistant than most industries. I would say, that

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

02-06-08/7:30 a.m. CT

Confirmation # 7468500

unlike some other industries, the slowing environment in one region of the world is not really likely to impact the other regions in a meaningful way. And we believe we’re uniquely positioned to continue to perform well even in a slowing U.S. economy.

We have a product mix that’s very focused on dental consumables, a balanced geographic mix, and a very effective global sales force. So at this time, we believe the slower economy should only have a limited impact on our performance in 2008. And I think we get comfort from the results we have in 2007 where we had slower growth in the U.S., but it was more than compensated by strong growth in Europe and the rest of the world. So accordingly, we look to having another strong performance in 2008. Overall for the year, we believe that internal growth will be in the 5.5% to 6.5% range and assuming current exchange rates hold for the year and adding our acquisition growth for transactions we’ve already completed in 2007, we would expect total growth for the year to be at or close to double digits. On a diluted earnings per share basis, we would expect full year 2008 earnings to be in a range of $1.83 to $1.88, and again, that would exclude its restructuring charges or one time tax adjustments.

That concludes my prepared remarks; I’d now like to turn the call over to Chris Clark, our Chief Operating Officer. He’s going to discuss our performance in a couple of key product areas. Chris?

Chris Clark: Thank you, Bret and good morning everyone. Thank you for joining us on our call this morning. I’d like to take a few moments to comment on a few of our operations that have been the focus of some key growth investments during the year. In particular, I want to comment on the global implant business as well as some of our country-specific selling organizations.

Starting with implants, we continue to be very pleased with our global implant performance.

Total worldwide growth during 2007 was almost 30% driven by organic growth of 20%, which is above the underlying segment growth for dental implants. Our growth was strong in virtually all

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

02-06-08/7:30 a.m. CT

Confirmation # 7468500

regions of the world. Our Ankylos product line, with its platform shift design, continues to be very well received in the market, and it’s really helping to drive our strong implant growth. We are particularly excited about the results of two key implant growth initiatives that we executed during 2007.

First, as you know, last January, we merged our North American endodontic and implant businesses together, significantly expanding our sales and marketing resources to address the North American implant market. This is an area where we’ve historically been unrepresented from a market share perspective. This is a large undertaking. It had a significant amount of ongoing training for the sales force throughout the year. Looking back on the initiative now one year later, we’re very pleased as we’ve proven our capability to grow the North American implant business in excess of underlying market growth and we have certainly gained market share in the process.

Second, during 2007, we launched the unique Tissue Care positioning of our ANKYLOS product line in Europe. This emphasized the clinical and aesthetic benefits of our platform shift product design. We conducted five dentist symposiums in Europe in late Q3 and also in Q4. These had very positive customer reactions and very strong resultant and orders. We have filed for FDA approval for the key Tissue Care claims in the U.S. and we plan to expand the Tissue Care positioning to include the U.S. later on 2008.

In total, we’re very pleased with performance of our implant business and the progress we’re making in North America with the combination of our endodontic and implant sales forces.

I’d also like to comment briefly on the performance of a few key countries and regions that have also represented growth platforms and key investment opportunities for us. In Japan, we clearly gained market share in 2007 with organic growth in the mid-single digits. This is well in excess of the growth rate of the underlying Japanese dental market. In China and in India, we’re also

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

02-06-08/7:30 a.m. CT

Confirmation # 7468500

seeing strong growth, in the 30% to 40% range and in excess of what we believe the underlying market to be growing, as we further expand our sales representation in those countries. These are key strategic regions for us. They have increasingly large middle class segments that are both interested in and can afford dental care that provides both improved function and aesthetics.

We’re also particularly pleased with our growth in Russia, other CIS countries, and in the Middle East, as we believe our sales force expansion in these regions is also fueling growth that’s above the underlying market rate. We’re continuing to invest in these businesses as well and we’re continuing to add sales reps throughout the region. We’re encouraged by the results of these businesses and the impact of our targeted growth investments. We’re going to continue to focus our investment spending on higher growth markets and segments including the areas that I’ve described this morning.

As we noted, the rest of the world regions, including the areas I’ve just mentioned, grew organically at 12.2% in the fourth quarter and close to 10% for the year. As these regions now comprise 20% of our mix, they are growing in importance to us and reducing some of our independence on the growth in any one market in the developed regions, such as the U.S.

I’d now like to turn the call over to Bill Jellison, our Chief Financial Officer to review the financial results for the quarter and the year in more detail. Bill?

Bill Jellison: Thanks, Chris. Good morning, everyone. As Bret mentioned, net sales for the fourth quarter of 2007 increased by 14.9%, and sales, excluding precious metals, increased 16.1% in the quarter with 7.1% coming from internal growth in the period. Net sales for the full year were $2.01 billion, an increase of 11% over last year, while sales of ex-precious metals were $1.82 billion, an increase of 12.1% for the year. The 2007 geographic mix of sales ex-precious metals was as follows – the U.S. represented at 41% of sales; Europe, CIS was 39% this year; and the rest of the world was 20% of sales.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

02-06-08/7:30 a.m. CT

Confirmation # 7468500

Orthodontics and endodontics had internal growth rates of over 10% for the year and our implant sales grew over 20% for the full year. Gross margins for the fourth quarter were 55.8%, that’s ex-precious metals, or lower by 1.4 percentage points compared to the fourth quarter of 2006. This drop resulted from the impact of recent acquisitions, foreign exchange transactions, and our push to reduce inventories in the quarter, which resulted in lower overhead absorption in the period. Full year gross margins were 57.2%, ex-precious metals, flat compared to last year. Recent acquisitions and foreign exchange impacts offset improvements made in the year.

In 2008, we are expecting that operational improvements and product line mix will slightly more than offset those negative impacts. SG&A expenses were $173.5 million or 35.5% of sales ex-precious metals in the fourth quarter of 2007 versus 37.9% in the fourth quarter of 2006. Total year SG&A was $675.4 million or 37.1% of sales ex-precious metals in 2007 versus 37.4% in 2006 as we leveraged some of the recent investments we made at the end of 2006 and the first part of 2007.

Operating margins were 18% including restructuring expense in the fourth quarter of 2007. Operating margins were 20 % on sales of ex-precious metals in the fourth quarter of 2007 and 18.9% in the same period last year including restructuring and impairment charges. Operating margins of ex-precious metals on a non-GAAP basis excluding impairment and restructuring charges in both periods were 20.3% for the fourth quarter of 2007 compared to 19.3% in the fourth quarter last year, a 100-basis point improvement.

Full year operating margins were 19.5% on sales ex-precious metals in 2007 and 19.4% in 2006. Operating margins on sales ex-precious metals on a non-GAAP basis excluding impairment and restructuring charges in both periods were 20.1% in 2007 compared to 19.9% last year, an increase of 20-basis points in 2007. This improvement included the negative mix impact of our recent acquisitions.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

02-06-08/7:30 a.m. CT

Confirmation # 7468500

Our targeted level of improvement and operating margins on average over the next few years is 30 to 50 basis points per year. This improvement is expected to come from new products, improved product mix, operating efficiencies and leveraging of overhead costs. Net interest and other expense in the fourth quarter was $0.4 million or $0.2 million lower than last year’s fourth quarter. Interest expense was $0.7 million higher in the quarter than last year, while foreign exchange transaction and other expenses were $0.3 million lower in the quarter than last year.

Net interest and other income for the full year was $3.2 million which was an improvement of $3.2 million compared to 2006. Net interest income was $2.6 million in 2007 compared to interest income of $1.6 million in 2006. The impact of foreign exchange transactions and other items was income of $0.6 million in 2007 versus a $1.6 million expense last year. We expect net interest expense will run approximately one cent per share per quarter higher in 2008 as interest income is negatively impacted by lower rates and current European interest rates are now higher than those in the U.S., negatively impacting our net investment hedges.

The tax rate for the fourth quarter was 28% compared to 17.9% in the fourth quarter of 2006. However, the operational tax rates in these periods were 30.7% in the fourth quarter of 2007 and 29.2% in the fourth quarter of 2006. The full year tax rate in 2007 was 27.5% compared to 28.9% in 2006, and the 2007 tax rate of 27.5% included an operational rate of 30.4% compared to 30.6% in 2006. The Company benefited from various tax adjustments of $9.9 million in 2007 compared to $4.8 million of favorable adjustments in 2006.

The favorable tax related adjustments in 2007 resulted primarily from the deferred tax impact of a German tax rate change which became effective January 1, 2008. This change reduces Germany’s overall corporate tax rate to roughly 30%, effective January 1, 2008 from approximately 39% in 2007 and prior. We are expecting a future operating tax benefit beginning in 2008 from both this change and a global business projects currently underway. The operational rate for 2008, which is currently expected to be at least 100 to 150 basis points lower

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

02-06-08/7:30 a.m. CT

Confirmation # 7468500

than the operational rate in 2007. To better understand and follow some of the following comments, you can look at the tables included in our recent press release.

Net income for the fourth quarter of 2007 was $70 million or $0.45 per diluted share compared to $64.9 million or $0.42 per diluted share in the fourth quarter of 2006. Net income in the fourth quarter of 2007 includes the net of tax impact of restructuring and other related items of $1.0 million which is $0.01 per diluted share, the fourth quarter of 2007 also includes a net reduction to income tax expense of $2.5 million or $.02 per diluted share from tax related adjustments. While the fourth quarter of 2006 included a net of tax impact of $1.0 million or $0.01 per diluted share for restructuring and other related items and a net reduction of income tax expense of $8.8 million or $.06 per diluted share related to those tax adjustments.

On an adjusted basis, earnings excluding restructuring and other related items in tax adjustments in both periods, which constitutes a non-GAAP measure, were $68.5 million or $.44 per diluted share in the fourth quarter of 2007 compared to $57.1 million or $.37 per diluted share in the fourth quarter of 2006, an 18.9% increase in diluted earnings per share.

Net income for 2007 was $259.7 million or $1.68 per diluted share. The 2007 earnings included the following items: restructuring and other related items of $10.5 million which is $6.7 million after tax or $0.04 per diluted share; net reduction of income tax expense of $9.9 million or $0.06 per diluted share related to tax related adjustments. Net income for 2006 was $223.7 million or $1.41 per diluted share and the 2007 earnings included the following items: restructuring and other related items of $7.8 million which is $5.0 million after tax or $0.03 per diluted share and net reduction of income tax expense of $4.8 million, which is $0.03 per diluted share related to tax related adjustments. Net income for comparability analysis, excluding the other items noted above, for the years ending 2007 and 2006 which constitutes a non-GAAP measure were $256.4 million and $224 million, respectively. This represents earnings of $1.66 per diluted share for 2007 compared to $1.42, an increase of 17.1%.

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

02-06-08/7:30 a.m. CT

Confirmation # 7468500

Now, let’s look at the cash flow and a few balance sheet items. Operating cash flow ended strong with $133 million generated in the fourth quarter of 2007. Operating cash flows for the year were $390 million compared to $272 million in 2006 or an increase of 43%. The first quarter of 2006 however, included $23 million of cash outflow for the tax payment associated with the repatriation of foreign earnings which was made in the fourth quarter of 2005. Adjusting for this cash flow in 2006, operating cash flow would have increased by 32% during 2007.

We expect strong cash flow again, in 2008, however, we expect to have higher tax out flows this year than in 2007. Capital expenditures were $64 million for the year yielding free cash flow, operating cash flow less capital expenditures and dividends of about $301 million for the year. Depreciation and amortization for the year was $50.3 million and capital expenditures in 2008 are projected to be in the $70 million to $80 million range with depreciation and amortization of approximately $55 million to $60 million.

Inventory days ended the year at 95 days for 2007 year end, or a one day improvement from 2006, but 11 days lower than at the end of the third quarter of 2007. Receivable days ended 2007 at 51 days compared to 60 days at the end of the third quarter of 2007 and 56 days at the end of last year. So, we’ve made some excellent improvements in the number of working capital categories this year. We are very proud of the progress we’ve made in reducing our working capital and also a strong cash flow results for 2007.

The balance sheet remains very healthy at the end of 2007. The year ended with $316 million in cash and short term investments compared to $65 million at the end of 2006. Total debt was $483 million at the end of 2007 compared to $370 million at the end of 2006 reflecting our acquisitions and stock repurchases during 2007. DENTSPLY repurchased 3.4 million shares for $125.4 million at an average price $37 per share in 2007. Based on the Company’s authorization

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

02-06-08/7:30 a.m. CT

Confirmation # 7468500

to maintain up to 14 million of shares of treasury stock, we still have approximately 1.9 million shares available for repurchase.

And as Bret’s stated, we are comfortable with internal growth expectations for 2008 of 5.5% to 6.5% with total sales growth approaching or exceeding 10% for the full year. We anticipate earnings for 2008 to be in the range of $1.83 to $1.88 per diluted share.

And that concludes our prepared remarks and we’d be glad to answer any questions that you may have at this time.

Operator: Thank you. If you would like to ask a question, press star one on your touch tone telephone. Please make sure your mute function is turned off to allow your signal to reach our equipment. Again, press star one for questions. We’ll go first to Steven Postal with Lehman Brothers.

Steven Postal: Thanks a lot. Good morning and congratulations on a great year.

Male: Good morning, Steven.

Steven Postal: I want to start with the economy. That seems to be the focus of a lot of people. Can you discussed how economic conditions impact the business in the U.S. and how you think that compares to Europe and then drilling down, what you’re seeing in both those regions and if you’re seeing any particular business in the U.S. that’s seeing the impact from the change in the economy?

Bret Wise: I’ll take a stab at that. I think, as we’ve said before, just to the general premise, dentistry is more resistant to economic downturns than most industries. It differs in different regions because the reimbursement comes from different places, but in the U.S., for instance, our reimbursement comes from our jobs, our insurance comes from our jobs. So, if we have job loss in the U.S.,

DENTSPLY INTERNATIONAL

Moderator: Bret Wise

02-06-08/7:30 a.m. CT

Confirmation # 7468500

there could be a slight downturn in the ability to pay for dental procedures and that could have an impact. I’d say, if you look at our portfolio, it’s a very balanced portfolio between lab products, general consumables, and the specialty items.

Certainly, I would expect that the specialty items, excluding endo, are the most vulnerable. That’s because implants and orthodontics are more discretionary than, for instance, an endo procedure where there’s pain relief involved or even general dental procedures where you need a restoration of some sort. Certainly, what we have seen in the market place is that the implant market has slowed. We know that because the vast majority of the market is represented by public companies and they disclosed their growth rates. So, as we look at the U.S. market, we know that it has probably slowed from the upper teens to the lower teens. We still think it’s growing double digit. Our growth is faster than that, but as we said before, as we are applying a disproportionate amount of resources to the business with a very small market share. In orthodontics, because it’s discretionary and it’s expensive, it can be deferred. That’s also an area where you could see a slowing of case starts, for instance, if we hit tough economic times. So, those are the two that I would expect to be most impacted.

In Europe, on the other hand, the reimbursement most often comes from the government or there’s no reimbursement at all, for instance in Italy. And our experience has been that rather than economic changes, it’s government reimbursement changes that drive the dental markets in those parts of the world.

So at this point, as we look at our portfolio and we have gone back and looked at the last several recessions to see what happened in those recessions, we would expect that there would be some modest impact on growth perhaps more on the specialties than in the general dental areas, from an economic recession, but we wouldn’t expect it to be dramatic, and past history has demonstrated that as well.

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Moderator: Bret Wise

02-06-08/7:30 a.m. CT

Confirmation # 7468500

Steven Postal: Bret, that was very helpful. Can you guide us to the extent you can or want to, on your exposure in specialty, implants, and specifically in U.S. implants?

Bret Wise: Sure. Specialties is about 40% of our business. Certainly, of the three segments within specialties, which are implants, orthodontics, and endodontics, endodontics is the largest segment for us. Implants and orthodontics represent between 10 and 15% each of our mix and endodontics is slightly largely. So, we are vulnerable to economic changes I think in those two areas. With respect to implants in the U.S., however, our market share is very low. So, the percentage of our mix, in the U.S. in particular, that’s represented by implants, is less than 5% of our U.S. sales. So, I think that although a slow down in implants would have an impact on us in the U.S., I don’t think we’re highly vulnerable to that, at least at this time, and particularly in the period where we’re applying a lot of resources towards that business and I believe taking market share. So, we may be able to mitigate any impact from the economy just through pure muscle at this point.

Steven Postal: Ok, just a question on cash flow. How should we think about working capital trends in 2008? You went into great detail about what you’ve done with inventory and DSO in 2007. Could that possibly moderate a bit in ’08?

Bill Jellison: I think that from a cash flow perspective, we feel very good about how we ended the year in both inventory days and also receivable days. Looking at 2008, I’d say that we’d be comfortable with receivables in a 50 to 55 day range, which I think is very good performance in general. We actually ended at 51 days at the end of the year. So, I don’t believe that we’ll see day improvements necessarily in 2008, although, we’ve gotten a lot of additional focus within both areas, especially in the international markets.

From the inventory perspective, we made good improvement in the fourth quarter of last year, but we really only reduced it by about one day for the year. I think we have good expectations of

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Moderator: Bret Wise

02-06-08/7:30 a.m. CT

Confirmation # 7468500

some continued improvements in inventory over the next few years and I’d probably say, maybe in the two to three day improvement per year.

Steven Postal: And Bill, I think you guys made a comment that you’re making an effort to push down inventories as you were alluding to. Was there anything special there in the fourth quarter or is this more of that long term initiative to just become more efficient there?

Bill Jellison: I think it was a couple of different things. As you saw probably through last year, inventory kind of crept up on us for a couple of different reasons. Some planned, some unplanned up through the third quarter, and we specifically had a great detail of attention on it at a number of different levels during that quarter and even in the last half of the year to bring that down, knowing we’re going to still have very good year end performance. And I’d say that as we move forward this year, while we would expect maybe some creep in the first three to six months, which we typically do, I would hope that the expectation is to mitigate that in the first six-month period, so, we can have a two to three day improvement for the entire year.

Steven Postal: OK. Thanks a lot.

Bill Jellison: You bet.

Operator: We’ll go next to Jeff Johnson with Robert Baird.

Jeff Johnson: Good morning, guys. Thanks for taking the question.

Male: Good morning.

Jeff Johnson: A couple of things here, Bret. Just on your point in the implants and the orthodontics business here in the U.S. Are you seeing any early signs in the orthodontics business? I know

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02-06-08/7:30 a.m. CT

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your implant business has been up, but I didn’t hear any Q4 specific comments on orthodontics, if you could just talk about that?

Bret Wise: Sure. Our orthodontics business is mostly U.S. We have a growing representation outside the U.S. but I would say, it’s still heavily weighted towards the U.S. and it performed very well last year, double digit growth throughout the year. In certain businesses, for instance in orthodontics, we get occasional case starts for the industry, and we don’t have it yet for the second half of the year, but we have it for earlier points in the year and it looked to us like case starts were slowing slightly as we moved through 2007. Now, in our own business, we introduced some new products early in the year or very late last year and in particular, we implemented and introduced this product called Innovation C, which is a highly aesthetic bracket that has the efficiencies of a metal bracket, and it comes to the market at a higher price point than our traditional bracket. So, we were still seeing strong growth in 2007 as more or less we are upgrading customers or taking share through the introduction of that new product. But, I think it’s still early to say what will happen to orthodontics market and we’ll probably be monitoring that closely as we move through this year, but at this point, the market looks Ok.

Jeff Johnson: And Bret, is there enough ramp room on Innovation C, the mix benefits there to power through, like you said, on the implant side, you’re able to power the softening market there, given the sales force changes you’d made. Can Innovation C on mix do that even if the market does slow in ’08? And secondly, I think you guys were implementing centralized manufacturing on the orthodontics side where you could place a bracket on a model and send that out to the dentists. Are those still in the works and could that help at all?

Bret Wise: Well, I think there’s a number of factors that could help our business in particular in ’08 in orthodontics. Mainly the things you were alluding to, certainly the penetration of Innovation C is still pretty low. So, that product has a ways to run and whether that’s upgrading our own customers to Innovation C, or taking share from competitors with Innovation C, obviously that’s a

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02-06-08/7:30 a.m. CT

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strong potential to mitigate, in part at least, if the market itself starts to slow in some meaningful way.

And the second issue that you raised was, new product introductions or new products/service introductions which includes what’s called indirect bonding which is where you impregnate a plastic tray with orthodontic brackets and that makes the procedure to place the brackets on the teeth much more efficient for the orthodontists, and we are introducing that service later this year. So, that could have a positive impact, as well.

Jeff Johnson: Great. And then, just for Bill, a couple of detail questions from a modeling stand point. It’s a minor point, but I thought CAPEX growth kind of in lined with organic growth and looks like it’s going to be a little higher in ’08. Is there anything driving that and then, just gating of operating margins to 30 to 50 bits for ’08, currency hopefully falls off or not hopefully might fall off here as we get later into ’08, so that should help maybe on the gross margin line as you get through the Sultan anniversary, middle of the year, that should help the gross margin. So, will operating margin in the back half of the year be stronger than first half or how should that play out?

Bill Jellison: I think from our perspective, as you mentioned, we have Sultan that doesn’t anniversary until the end of the second quarter. That’s absolutely a drag on at least our comparable rate by about 20 to 30 basis points. We would expect from an improvement perspective to probably look better as we move in to the second half of the year. But the 30 to 50 basis points that we talked about, that’s really a three to five year average that we target and I’d say that for 2008 we will probably be more at the mid to lower end of that primarily because the negative mix drag that’s taking place and also some negative PPV variance from fx. Keep in mind that purchase price variance fx occurs in the gross profit margin rate and we pick up the benefit on the translation side as we convert those earnings into U.S. dollars.

Jeff Johnson: Right. And then on the CAPEX?

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Bill Jellison: On the CAPEX side, yes, it’s really being driven from some of the additional growth that we have had. As Bret mentioned, we had double digit growth in all three of the specialty categories and we’re continuing to add capacity in a couple of those different areas to make sure that we’re positioned for future growth.

Jeff Johnson: Great. That’s all I’ve got, guys, thanks a lot.

Bill Jellison: Thank you, too.

Operator: We’ll go next to Anthony Ostrea with JMP Securities.

Anthony Ostrea: Hi, guys, good morning.

Male: Good morning.

Anthony Ostrea: Few questions here. First on your U.S. distribution business, at least now that you’ve anniversaried that event, can you tell us how it performed in Q4 and now that it’s anniversaried, what your expectations are for it in 2008?

Chris Clark: Sure. Anthony, it’s Chris. As we looked at it, we certainly saw a ramp up in the U.S. consumables business in the fourth quarter. As you know, we anniversaried the implementation of the Strategic Partnership program. I guess I would characterize it by saying, if you compare the U.S. growth rate in Q4 to what we had in the first three quarters, most of the improvement in the overall U.S. growth rate in a quarter came from the consumable business. So, I think that would be the way that I characterize the impact of that now that we’ve anniversaried. As we look forward, we’re continuing to really enjoy the benefits of not only the transactional data, but also

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Moderator: Bret Wise

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the tighter relationship with and the increased collaboration with the distributors. I would expect that the improvements we saw in Q4 to continue as we move forward.

Anthony Ostrea: And maybe, just to ask a little more about those collaborations. Are you able to monetize those, the data that you are getting from your retained distributors or maybe just cite one or two examples?

Chris Clark: I guess what I would say is the benefits are several fold as you look at it. Not only that it helps us in terms of really targeting -- are we calling and marketing to the right dentist -- but also are we using the right message and talking about the right products at that time. I think that we are seeing improvements, if you will, in terms of the impact of our sales marketing activities as a result of that collaboration, but I think the other piece is we’re now working with the distributors in a much tighter manner of really focusing on specific customers and specific opportunities that their data and our data together identify. So, we’re excited about that.

Anthony Ostrea: OK, then, this on guidance. I’ll take a stab at a few line items in your guidance, so, top line internal growth of 5.5 to 6.5, that’s indicative that, or at least you talked about a little, but specialty, particularly in the U.S. and Europe, would you say, I think I have these numbers correct. You grew 4% in the U.S., 7% in Europe, 9+% in the rest of the world in ’07. Are you expecting the ’08 numbers to more or less reflect what you did in ’07, i.e., the lowest growth in the U.S. right on the 4% range and the rest of the world and Europe picking up the slack in the U.S.?

Bret Wise: Well, it’s hard to be specific on regions, but let me take a stab at your question. In 2007, we grew 6.4% in total and I think after nine months, we are running about 6.2. So, we got a little bit of a boost in the fourth quarter. Frankly, we have a little bit of an easy comparison for fourth quarter. When we came out with 5.5% to 6.5% guidance, that’s based on bottom of analysis by region and obviously, it takes into account some weakening coming in the U.S. or at least the U.S. economy, the signs we see in the U.S. economy, so, if things don’t improve in the economy,

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Moderator: Bret Wise

02-06-08/7:30 a.m. CT

Confirmation # 7468500

we would probably think we’re towards the lower end of that range, if things do improve, we think we could be above that.

If I had to guess right now, I would say that despite the weakness in the U.S. economy, I would expect our U.S. growth to improve a little bit in 2008 for the reasons that Chris just discussed and commented on with the distribution change we made retarding ’07 growth a little bit in that segment. In Europe, we’ve been growing really for a couple of years now, 6% to 7% growth, which we think is above market in that region of the world. So if I have to guess, I’d probably think the U.S. would pick up a little bit versus ’07 and Europe might come down a little bit versus ’07. But in total, we’re comfortable on that 5.5% to 6.5% range.

Anthony Ostrea: Just maybe as I would move on to the income statement, I heard what Bill said about operating margin, so, you’re saying 30 to 40 basis points roughly in ’08, below the operating margin line, did you say, a negative impact of a penny per quarter in other income? And then, also a 100 to 150 basis points improvement or actually lower tax rate in 2008?

Bill Jellison: That’s exactly right, Anthony. You’ll see a negative impact on the interest and other category and you’ll see a positive pick up on the tax end.

Anthony Ostrea: I haven’t really calculated it, but does that wash out on the other income on the tax rate or is the tax rate benefit actually improving?

Bill Jellison: It really depends on what the ultimate tax rate benefit is associated with that, Anthony, but it’s probably pretty close. There’s probably a slight negative impact between the two.

Anthony Ostrea: Ok, great.

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Moderator: Bret Wise

02-06-08/7:30 a.m. CT

Confirmation # 7468500

Bret Wise: I’d like to point out too and I think this was clear from Bill’s remarks earlier, but just to make sure, that 100 to 150 basis point improvement comes off the operational rate for this year, not the GAAP rate. Because the GAAP rate was forced down artificially by the change in the German tax law as we adjusted for tax items.

Anthony Ostrea: And just to remind me, Bill, the operational tax in ’07, was that 30.4?

Bill Jellison: Right

Anthony Ostrea: Great, that’s all I have for now, thank you.

Bill Jellison: Ok.

Operator: We’ll go next to Jon Wood with Banc of America.

Jon Wood: Hey, thanks a lot. Has the merger and acquisition pipeline changed at all over the past few months? Are prices getting anymore reasonable? And then, would you guys be interested if there was an appropriate equipment asset out there, would you guys look to do an equipment deal or are you going to stick towards the consumables?

Bret Wise: On the pipeline, I would say that we’re still very encouraged by the discussions we’re having with other parties. We think the pipeline is pretty robust. With respect to pricing of deals, I haven’t seen much change frankly. I think deals are being priced about where they were and have been historically for the last 24 months or so. So, I don’t see a big change there, but that could change if we start to see some of the other participants in the industry’s growth rates change or decrease. Then, you might get more reasonable evaluations. And for some reason, I forgot your second part.

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Moderator: Bret Wise

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Jon Wood: It was just on your enthusiasm for any equipment type of transactions.

Bret Wise: You know, equipment represents 25% to 30% of the industry, large equipment. Our appetite thus far has been for consumables and small equipment. I don’t want to say never on the larger equipment because you just don’t know what the future holds, but I think we’d have to be convinced that it would improve our overall business and would give us a more stable product mix and more stable growth platform and perhaps some pull through of consumables. We’re watching that segment closely with cone beam, with some of the things that are happening when our work is tied to the implant type business, but at this point, I think we’re still more focused on consumables and small equipment.

Jon Wood: Ok.

Bill Jellison: And also, based on where the economy’s at today you would expect a negative impact on equipment plays and I think you’d wait and see how those were sorting out first.

Jon Wood: Sure. Bill, I might have missed this, but did you put any buy-back in the numbers for ’08?

Bill Jellison: We do not have buy-backs in the numbers.

Jon Wood: OK. And then, one last question. For Europe, do you see anything on the horizon as far as reimbursement is concerned that might be an impact in 2008?

Bret Wise: Nothing is imminent.

Jon Wood: OK. Thanks a lot.

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Moderator: Bret Wise

02-06-08/7:30 a.m. CT

Confirmation # 7468500

Bill Jellison: Jon, just to correct that last statement. As far as buy-back is concerned, we don’t really have any additional incremental buy-backs in our estimates, but we do include buy-backs to offset options in those expectations.

Jon Wood: OK. Thanks, Bill.

Operator: As a reminder, press star one on your touch tone phone if you’d like to ask a question. We’ll go next to Greg Halter with the “Great Lakes Review”.

Greg Halter: Good morning, guys.

Male: Good morning.

Greg Halter: I wonder if you could comment on your R&D spending for the year in ’07 and then your expectations for 2008. And, if you could detail the number of new products and some of the more significant ones that you see either introduced in ’07 or coming for ’08?

Bret Wise: OK. Let me address the first question. I will let Chris comment on things we introduced in ’07, although, I think we’ve cover most of them on previous calls and we like to not forecast a lot of what we’re going to in ’08 because we don’t want our competitors to know where we’re headed. But R&D spending in ’07 I think was right inline with the historical rates, it’s kind of somewhere between 2.5% and 3% of revenue and we would expect it to be on that same category, probably, towards the higher end of that category or that range in 2008.

And I’d like to remind you that some of our R&D spend on top of that 2.5% to 3% ends up coming to the cost of goods sold line when we work with outside parties to license their technology. So in total, R&D spend is probably closer to 4% of revenue on an ongoing basis when you include the use of outside technology. Chris, do you want to comment on things we introduced in ’07?

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Moderator: Bret Wise

02-06-08/7:30 a.m. CT

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Chris Clark: Yes, Greg. As you know, we commented on that in previous calls. We continue to be very active on that front. I think if you look back over the year, certainly our rate of innovation was at least at, if not slightly higher than what we’ve done in previous years. I guess to highlight a few, we talked a little bit on Innovation-C and obviously the positive impact it had, not only on the orthodontic growth, but also on mix. The concept of an all-ceramic self ligating bracket, that combination, is extremely powerful.

I commented previously, I think, on the GT Series X endodontic file. Basically, this file utilizes the M-Wire technology coming from the Sportswire acquisition. It provides a significant boost to a really important endodontics line, our GT Series, and provides significant improvement in the reduction of cyclical fatigue of the files. File breakage is one of the major concerns with endodontics and this helps to address that concern, to alleviate and make sure that dentists are comfortable with the procedures. So, I think that’s a huge plus. We talked previously about a couple of larger innovations in the restorative area, including the B4 which is pre-additive for impression materials that improves accuracy even further. And then also the Lasting Touch Paint-on Polish, which is really a nice aesthetic improvement to the overall restoration.

So again, just to comment, I think we’re pleased overall with the year in terms of innovation. You saw innovation in the number of fronts across our different franchises and businesses and I think you can expect to see more of the same as we look to 2008.

Bret Wise: I think in total, Greg, we introduced 25 to 30 new products this year, kind of in line with what we did in 2006. Maybe the ones that Chris noted are important, but because most new products and new brands in dentistry end up being small, you know, $3 million to $5 million in revenue ultimately, I think the continuation of introducing a number of new products, meaning something in that 25 to 30 range, is as important as any one new product in the mix.

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Moderator: Bret Wise

02-06-08/7:30 a.m. CT

Confirmation # 7468500

Greg Halter: OK, that’s helpful. And relative to the offshore situation, any update that you can provide us regarding that?

Bret Wise: You’re talking about the lab business?

Greg Halter: Yes.

Bret Wise: Sure. Just for everyone on call, what Greg is referring to is that we run a service for our U.S. labs whereby they can outsource to us the production of crown and bridge units, mainly crowns, which are produced outside of Shanghai and then, shipped to them. It’s about a six to seven-day turnaround at a very low cost, just because of the differential in labor rates and so forth, and we’ve been ramping that business up every quarter. The number of technicians continues to grow. I would say the number of companies or customers that seek us out for that service has grown both in the size of the customers and in the pure number of customers using the service. I remind you that we only provide that service to customers who buy our traditional lab products. People can’t come and buy those units from us on a one-off basis.

So, it continues to grow. Access to highly trained technicians is always an issue. We worked with the universities in China to get the highly trained technicians. We’re very pleased with the progress of the business and also the acceptance by the U.S. customer base and we only sell those products in the U.S., they don’t go to any other markets around the world.

Chris Clark: And Greg, I would also add that’s an area where we are continuing to invest in terms of additional capacity. So, go back to the capital comment for next year, that certainly is an area we’re putting some money in.

Greg Halter: OK. And is there any fall out still from some of these certain discontinued offshore dealers shipping products into the U.S.?

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Moderator: Bret Wise

02-06-08/7:30 a.m. CT

Confirmation # 7468500

Chris Clark: Yes, gray marketing is an area, Greg, where we have to remain extremely diligent. There’s a lot of creative ways that folks seem to get products back into the U.S., Europe, and other developed countries.

At this point, if you look back over the last six months of last year, we invested in a couple of different areas. First, we made some pricing changes, changes in terms of packaging and labeling, of how we marked our product for specific export countries, and also for specific export customers. We also then discontinued numerous dealers in various areas including Israel, Algeria, Tunisia, Lebanon, and Morocco that we identified as selling gray back into developed markets. We discontinued shipping to those customers both in Q3 as well as Q4. We’ve got several, as well, right now that we’re continuing to investigate. So, again, I think that this is an area where we made a considerable amount of progress but it’s an area where we need to remain very diligent.

Greg Halter: OK. That’s very helpful. And, relative to the merger of the U.S. endodontics and implant businesses impacting the personnel there, is that completed now?

Bret Wise: Yes, you mean the merger of few businesses?

Greg Halter: Yes.

Bret Wise: Yes, it was a Q1, 2007 event. And then, of course, we had ongoing training because we had to train both sales forces on the alternate products. So, we have ongoing training throughout the year as we try to bring the now combined sales force up to a level of proficiency in both endodontics and implants.

Greg Halter: And you would consider them now at that level of proficiency where you want them to be?

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Moderator: Bret Wise

02-06-08/7:30 a.m. CT

Confirmation # 7468500

Bret Wise: I think they are largely there. There is still some work to be done. And frankly, I think there’s always work to be done, but you know, we’re well along the learning curve now and I’d say that the vast majority of those reps have a high level of proficiency in both.

Chris Clark: I think if you look at the North American growth rates for us, particularly in implants, certainly that’s indicative of the fact that they’ve hit their stride and I think we’re increasingly comfortable that we’re taking share in that market.

Greg Halter: OK. And one last one for Bill. What is your Company’s current derivatives position?

Bill Jellison: The derivative liability at the end of December is about $142 million.

Greg Halter: All right. Thank you very much.

Operator: We’ll go to the next. We have a follow-up, Anthony Ostrea, JMP Securities.

Anthony Ostrea: Hi, thanks for taking the follow-up. Bret, you had mentioned earlier about the case starts in U.S. ortho and I believe you had mentioned that you had the first half data and it looked like there was some softening, but not a lot. Can you just walk us through maybe in past recessions, how much of a slowdown has there been in U.S. case starts. Has it ever turned negative, and maybe if you can quantify the reduction and the growth rates in U.S. case starts that are available?

Bret Wise: I’m going to have to avoid part of that question. Frankly, as you go back to previous recessions we had, I mean, back to – ’01, there was a recession, then you go back to ’90, then ’82 and ’80. So, they’re pretty dated and frankly, on the orthodontics side, I don’t have the case starts histories for those downturns in the industry. What I was commenting on earlier was that

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Moderator: Bret Wise

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Confirmation # 7468500

case starts in ortho has not grown rapidly for sometime. I don’t know, five to six years. But the ortho businesses have been growing because of innovation.

And what we saw earlier, in the first half of the year for instance, we saw case starts were flat and slightly down in the U.S. It’s not a big surprise to us because case starts in ortho haven’t really grown a lot for some period of time. So, the fact that they’re flat would be a continuation of the previous trend, slightly downward would indicate to us that there some softening in that market occurring. So at this point, I don’t think it’s a dramatic impact on the ortho market and we’re monitoring it closely, but the data we get was pretty dated by the time we get it. And at this point, our own business is probably a better indicator for us than that market data just because of the time lag it takes to get it.

Anthony Ostrea: Great. That’s all I have, thank you.

Bret Wise: OK.

Operator: Having no further questions, Mr. Wise, I’d like to turn the conference over to you for any additional or closing comments.

Bret Wise: OK. I think we’re pretty proud of where we finished 2007. We’ve accomplished many of the objectives that we had set out at the beginning of the year, including making some key investments to accelerate growth, getting our business development activities ramped up and redeploying cash flow in a meaningful way. So, we’re heading into to 2008 with a fairly high level of confidence.

We’re very cognizant of the softening of the U.S. economy and what impact that will have on us and you can rest assured that we’ll be sure to react to that as we see that softening occur, if it occurs. And we look forward to continuing to update you on our progress as we move to 2008.

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Moderator: Bret Wise

02-06-08/7:30 a.m. CT

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So, thank you for the time this morning and we look forward to talking to you further as we move through the year.

Operator: That does conclude today’s conference. Thank you for your participation, you may now disconnect.

END